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EXHIBIT 23.1

The Board of Directors
AAR CORP.:

        We consent to the incorporation by reference in this Registration Statement on Form S-8 of AAR CORP. of our report dated June 27, 2001 relating to the consolidated balance sheets of AAR CORP. and subsidiaries as of May 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended May 31, 2001, which report appears in the May 31, 2001 annual report on Form 10-K of AAR CORP.

/s/ KPMG LLP

Chicago, Illinois
January 28, 2002

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  EXHIBIT 23.1